Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (hereinafter referred to as “this Agreement”) is entered into by and between the following parties on September 6, 2025, in Dubai:

Party A: Robo.ai Inc. or subsidiaries

Place of Registration: Cayman Islands

Primary Business Address: Room 114-117, 1st Floor, Building A1, Dubai Silicon Oasis, Dubai, UAE

Legal Representative/Authorized Representative: Benjamin Zhai

Party B: EVT Aerotechnics (Nanjing) Co., Ltd. (EVT AEROTECHNICS Company)

Place of Registration: The People’s Republic of China

Registered Address: 4th Floor, Building F, Yunmicheng, No. 51 Xichun Road, Yuhuatai District, Nanjing, China

Legal Representative/Authorized Representative: Ren Wenguang

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

PREAMBLE

Whereas the Parties intend to jointly establish a joint venture company (the “JV Company”) in the UAE to engage in the business described below, the Parties have reached this Agreement (hereinafter referred to as “this Agreement”) to immediately and bindingly require the Parties to negotiate all details concerning the establishment and operation of the JV Company.

Article 1: Purpose of Agreement and Subsequent Negotiation Obligations

1.1	This Agreement aims to establish the basic framework and principles for the Parties to establish the JV Company. The Parties clearly understand and agree that, except for terms such as confidentiality, governing law, and dispute resolution, the final implementation of some terms of this Agreement is subject to the full execution of detailed shareholder agreements, articles of association, technology license agreements, and other relevant agreements (collectively referred to as the “Final Transaction Documents”).

1.2	The Parties hereby commit to negotiating in good faith and using their best efforts to reach and execute all Final Transaction Documents within [thirty (30)] days after the signing of this Agreement. The Final Transaction Documents shall contain all commercial, technical, and legal details necessary to ensure the successful establishment and operation of the JV Company.

1.3	The Parties expressly agree that once the Final Transaction Documents are signed and become effective, their terms shall completely supersede any conflicting terms in this Agreement.

Article 2: Establishment and Objectives of the JV Company

2.1	The Parties agree to establish a joint venture company (hereinafter referred to as the “JV Company”) in the UAE, which shall be a limited liability company.

2.2	The JV Company shall operate in accordance with the UAE Commercial Companies Law and relevant regulations.

2.3	The main business scope of the JV Company shall be:

●	Global sales of electric Vertical Take-off and Landing aircraft (eVTOL);

●	Establishment of an eVTOL Semi-Knocked Down (SKD) or Completely Knocked Down (CKD) factory within the UAE;

●	Global distribution under the “RoVtol” brand by the JV Company;

●	Localized development of eVTOL aircraft based on existing products and tailored to the local market.

Article 3: Capital Contribution and Equity Structure

3.1	Party A’s Contribution: Includes assembly facilities, government relations resources, regulatory approval support, market access support, global market development, and ongoing R&D funding support. Party A’s shareholding ratio is 51%.

3.1	Party B’s Contribution: Includes the exclusive license (valid for five years) for eVTOL technology and products outside Mainland China, technical support, and personnel training services. Party B’s shareholding ratio is 49%.

Article 4: Corporate Governance

4.1	Board of Directors: The Board shall consist of five (5) directors, of which Party A shall nominate three (3) and Party B shall nominate two (2).

4.2	Management Appointments: The Chairman of the Board and the Chief Financial Officer shall be appointed by Party A; the Chief Executive Officer shall be nominated by Party B and approved by the Board of Directors; other senior management personnel shall be decided through consultation between the Parties.

The following matters require approval by shareholders representing more than two-thirds of the voting rights:

(1)	Election and replacement of directors and supervisors, and determination of matters concerning their remuneration;

(2)	Review and approval of reports of the Board of Directors;

(3)	Review and approval of the company’s profit distribution plans and plans for covering losses;

(4)	Resolutions on increases or decreases in the company’s registered capital;

(5)	Resolutions on the issuance of corporate bonds;

(6)	Resolutions on the merger, division, dissolution, liquidation, or change of corporate form of the company;

(7)	Amendments to the company’s articles of association;

(8)	Decisions on plans for handling company credits and debts;

(9)	Other powers and functions stipulated in the company’s articles of association.

The following matters require approval by more than four-fifths of all directors:

(1)	Reviewing operating and investment plans, financial budgets, and supervising their execution;

(2)	Deciding on the appointment, removal, rewards, and punishments of other senior management personnel not appointed by the shareholders’ meeting, as well as employee compensation, benefits, and incentives;

(3)	Determining the company’s organizational management structure and appointing the company’s manager and deputy managers;

(4)	Formulating the company’s basic management systems;

(5)	Other powers and functions granted by the company’s articles of association or the shareholders’ meeting.

Article 5: Finance and Profit Distribution

5.1	Annual net profit shall be distributed according to the shareholding ratio; losses shall also be borne according to the shareholding ratio.

5.2	Profit distribution shall be carried out within ninety (90) days after the completion of the statutory audit.

5.3	Before distribution, the JV Company must:

●	Allocate statutory reserves;

●	Pay all due taxes and fees;

●	Repay debts to third parties;

●	Reserve working capital and capital expenditure budgets.

Article 6: Intellectual Property

6.1	The pre-existing intellectual property rights of each Party shall remain the property of that respective Party.

6.2	Intellectual property developed during the operation of the JV Company shall belong to the JV Company.

6.3	For any intellectual property developed by the JV Company that incorporates or is derived from the pre-existing intellectual property of a contributing Party, the newly developed intellectual property shall belong to the JV Company, and the JV Company shall grant a royalty-free license to the Party that contributed the relevant pre-existing intellectual property for its use.

Article 7: Confidentiality Clause

The Parties undertake to maintain strict confidentiality regarding commercial secrets and sensitive information obtained during the performance of this Agreement. Except as required by mandatory law or with the written consent of the other Party, such information shall not be disclosed or used for purposes outside this Agreement.

Article 8: Term and Termination

8.1	This Agreement shall take effect from the date of signing.

8.2	In the event of a material breach by one Party, the non-breaching Party shall have the right to terminate this Agreement and pursue liability for breach of contract.

8.3	In the event of bankruptcy, liquidation, or a change of control to a competitor, the non-breaching Party shall have the right to acquire the breaching Party’s equity in the JV Company at a price determined based on fair market value.

8.4	Upon liquidation of the JV Company, remaining assets shall be distributed according to the actual shareholding ratio.

8.5	If one Party intends to transfer more than 25% of its equity in the JV Company, the other Party shall have a right of first refusal. The transfer price shall be determined through negotiation between the Parties. If negotiation fails, the price shall be determined by an independent third-party appraisal institution.

Article 9: Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region. Disputes shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) for arbitration. The arbitral award shall be final and binding.

Article 10: Force Majeure

If a Party is unable to perform its obligations due to force majeure events such as acts of God, war, epidemic, government actions, etc., it shall promptly notify the other Party. Performance may be postponed, or the other Party may terminate this Agreement if the force majeure event continues for more than ninety (90) days.

Article 11: General Provisions

11.1	This Agreement constitutes the entire agreement between the Parties, and any amendments must be confirmed in writing.

11.2	Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

11.3	Each Party warrants that it has the legal capacity to execute this Agreement, that the assets it contributes have clear title, and that its actions do not violate laws, regulations, or other contracts.

Article 12: Language and Text

This Agreement is written in both Chinese and English. In case of any discrepancy between the two texts, both the Chinese and English texts shall possess equal legal effect.

Article 13: Survival of Clauses

Provisions concerning intellectual property, confidentiality, dispute resolution, etc., shall survive the termination or expiration of this Agreement.

SIGNATURE PAGE

Party A: Robo.ai Inc.

By:	/s/ Benjamin Bin Zhai
Name:	Benjamin Bin Zhai
Title:	Chief Executive Officer

Party B: EVT Aerotechnics (Nanjing) Co., Ltd.

By:	/s/ Ren Wenguang
Name:	Ren Wenguang
Title:	Chairman of the Board

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